Exhibit 24

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James R. Riedman and Kenneth E. Wolf, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of Phoenix Footwear Group, Inc., any and all amendments (including post-effective amendments) to the Registration Statement on Form S-8, relating to the Phoenix Footwear Group, Inc. Retirement Savings Partnership Plan, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/ JAMES R. RIEDMAN James R. Riedman	Chairman, President and Chief Executive Officer (Principal Executive Officer)	January 3, 2007

/s/ KENNETH E. WOLF Kenneth E. Wolf	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	January 3, 2007

/s/ WILHELM PFANDER Wilhelm Pfander	Director	January 3, 2007

/s/ GREGORY M. HARDEN Gregory M. Harden	Director	January 3, 2007

/s/ STEVEN M. DEPERRIOR Steven M. DePerrior	Director	January 3, 2007

/s/ JOHN C. KRATZER John C. Kratzer	Director	January 3, 2007

/s/ FREDERICK R. PORT Frederick R. Port	Director	January 3, 2007

/s/ JOHN M. ROBBINS John M. Robbins	Director	January 3, 2007

/s/ ROBERT A. GUNST Robert A. Gunst	Director	January 3, 2007